NetManage Subsidiaries	Exhibit 21.1
December 31, 2003

1.	Wall Data Incorporated
2.	Wall Data International, Inc.
3.	FTP Software, Inc.
4.	Network Software Associates, Inc.
5.	NetSoft, Inc.
6.	N.Y. NetManage (Yerushalayim) Ltd.
7.	NetManage, Ltd.
8.	NetManage Italia SRL
9.	NetManage Japan K.K.
10.	NetManage UK Limited
11.	NetManage Canada Inc.
12.	NetManage Iberia, S.L.
13.	NetManage SARL
14.	Simware, Ltd.
15.	Simware GmbH
16.	NetSoft Benelux BVBA
17.	FTP Software GmbH
18.	FTP Software Limited
19.	Wall Data (UK), Ltd.
20.	Wall Data, Ltd.
21.	Expert Edge Computer Systems, Ltd.
22.	Radisson, Ltd.
23.	Wall Data Holding GmbH
24.	NetManage Software GmbH
25.	NetManage Mexico SA de CV
26.	NetManage do Brasil Limitada